Sutcliffe Resources Ltd.

CODE OF ETHICS

FOR

EXECUTIVE OFFICERS, SENIOR FINANCIAL OFFICERS AND DIRECTORS

          Sutcliffe Resources Ltd. (“Sutcliffe” or “the Company”) has established the following Code of Ethics (the "Code") for its Directors, Executive Officers and Senior Financial Officers to ensure the continuing integrity and accuracy of financial reporting and to protect the interests of its shareholders, as well as all those with which Sutcliffe conducts business. The Code applies to Directors, Officers and all Employees of the Company alike. This Code sets forth specific policies to guide the Company's Directors, Executive Officers, Senior Financial Officers and Employees in the performance of their duties so as to foster an environment throughout the Company that supports and reinforces Sutcliffe’s commitment to the highest of ethical standards.

Sutcliffe’s Directors, Executive Officers, Senior Financial Officers and Employees shall:

1.

Act with honesty and integrity, ethically handling any actual or potential conflicts between their personal, private interests and the interests of Sutcliffe, avoiding improper personal benefits as a result of their position.

2.	Disclose to the Company any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

3.	Endeavor to assure responsible use of and control of Sutcliffe’s assets and resources.

4.

Perform responsibilities with a view to causing periodic reports filed with governing regulatory bodies such as the Canadian Securities Administrators and the U.S. Securities and Exchange Commission or other public communications by Sutcliffe to contain disclosures, which are objective, accurate, timely, complete, understandable and present the facts fairly.

5.	Avoid any relationship or activity that might impair their ability to make objective and fair decisions in the performance of their duties.

6.

Comply with federal, provincial and local laws and regulations applicable to Sutcliffe. These range from Canadian and U.S. federal securities laws, including, without limitation, the Sarbanes-Oxley Act of 2002 and the rules and regulations of any U.S. or Canadian exchange on which Sutcliffe’s stock trades.

7.

Take reasonable and appropriate measures to protect the Company’s confidential information including, but not limited to technical information related to any Sutcliffe owned technology, intellectual property rights, non-public business strategies, trend reports and analyses, pro-forma financial statements and other financial information.

SUTCLIFFE CODE OF ETHICS
(Continued)

8.	Not use confidential information acquired in the course of their work for personal advantage.

9.	Take appropriately prompt action to report violations of this Code to the proper person or persons in the Company.

10.	Be accountable for adherence to this Code.

11.	Maintain accurate financial record keeping.

12.	Refrain from taking any action that fraudulently influences, coerces, misleads, or manipulates any independent public or certified accountant engaged in the performance of an audit of the financial statements of Sutcliffe for the purpose of rendering such financial statements materially misleading.

          I acknowledge that I have received and read the Sutcliffe Resources Ltd. Code of Ethics and understand my obligations as an Employee, Officer, Financial Officer and/or Director to comply with the policies and principles outlined in the Code.

Signature of Chairman, Executive and Financial Officers:

/s/ LAURENCE STEPHENSON
Laurence Stephenson
Chairman, CEO and President	Date: September 23, 2005

/s/ SUSAN WONG
Susan Wong
Chief Financial Officer	Date: September 23, 2005